Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-215864) of E.I. du Pont de Nemours and Company of our Successor report dated February 11, 2019, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, as well as our Predecessor report dated February 15, 2018, except for the change in the manner in which the Company accounts for net periodic pension and postretirement benefit costs discussed in Note 2 to the consolidated financial statements, as to which the date is February 11, 2019, relating to the financial statements and financial statement schedule, which appear in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 11, 2019